Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN FINANCIAL CORP. REPORTS

RECORD SECOND QUARTER RESULTS

Rye Brook, NY – August 2, 2005 – Universal American Financial Corp. (NASDAQ: UHCO) (“Universal American”) today announced record financial results for the quarter ended June 30, 2005.

Highlights

•                  Net income for the second quarter of 2005 increased 43% to $18.7 million, or $.32 per diluted share, including $3.0 million or $.05 per diluted share of after-tax realized gains;

•                  Revenues increased 38% to $229.6 million;

•                  Medicare Advantage membership increased by 11.5% during the quarter, 23% since year end 2004 and 49% since June 30, 2004;

•                  Medicare Advantage expansion plan for the balance of 2005 announced;

•                  Implementation of Medicare Part D continues;

•                  Successful completion of equity offering.

Second Quarter 2005 Compared to Second Quarter 2004

Universal American reported net income of $18.7 million for the second quarter of 2005, a 43% increase over the $13.0 million reported for the second quarter of 2004.  Earnings per diluted share were $.32, an increase of 39% over the $.23 reported for the second quarter of 2004.  Net income for the second quarter of 2005 includes the results of operations of Heritage Health Systems, Inc. (“Heritage”), which was acquired on May 28, 2004.

Net income for the second quarter of 2005 includes after-tax realized investment gains of $3.0 million, or $.05 per diluted share, which reflects the benefit from a $1.0 million release of a tax valuation allowance relating to net capital loss carryforwards.  Additionally, net income for the second quarter of 2005 was reduced by after-tax expenses of $0.7 million, or $.01 per diluted share, relating to the implementation of our Part D program.  Net income for the second quarter of 2004 included after-tax realized investment gains of $0.1 million, or $.00 per diluted share.  Total revenues for the second quarter of 2005 increased 38% to $229.6 million.

Return on equity for the second quarter of 2005 was 16.4%.  Excluding the effect of FAS 115, return on equity for the second quarter of 2005 was 18.1% which includes 287 basis points from after-tax realized capital gains (see discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release).

Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004

Universal American reported net income of $34.7 million for the six months ended June 30, 2005, a 29% increase over the $26.9 million reported for the six months ended June 30, 2004.   Earnings per diluted share were $.60, an increase of 25% over the $.48 reported for the same period of 2004.  Net income for the first six months of 2005 includes the results of operations of Heritage, which was acquired on May 28, 2004.

Net income for the six months ended June 30, 2005 includes after-tax realized investment gains of $3.7 million, or $.06 per diluted share, which includes the benefit from a $1.0 million release of a tax valuation allowance relating to net capital loss carryforwards.  Additionally, net income for 2005 reflects after-tax expenses of $0.7 million, or $.01 per diluted share relating to our Part D program.  Net income for the six months of 2004 includes after-tax realized investment gains of $2.5 million, or $.04 per diluted share.  Total revenues for the six months ended June 30, 2005 increased 40% to $453.8 million.

Return on equity for the six months ended June 30, 2005 was 15.6%.  Excluding the effect of FAS 115, return on equity for the six months ended June 30, 2005 was 17.3% which includes 183 basis points from after-tax realized capital gains (see discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release).

Equity Offering

On June 22, 2005, we completed a public offering of 7,000,000 shares of common stock at a price of $23.61 per share.  Of the 7,000,000 shares sold, 2,000,000 were sold by the company and 5,000,000 were sold by Capital Z Financial Services Fund II, L.P. and its affiliates (“Capital Z”), our largest shareholder.  On July 20, 2005, the underwriters exercised their over-allotment option and the company sold an additional 660,000 primary shares at $23.61 per share.  The offering generated proceeds to the company of $58.9 million, after $3.9 million of underwriters discount and other costs.  Following the offering, Capital Z owned 20.1 million shares, or 34.5% of Universal American’s outstanding common stock.

Management Comments

Richard Barasch, chairman and CEO of Universal American, commented, “We are very pleased with the results in the second quarter of 2005 and continue to be enthusiastic about our strategic position in the senior health insurance market.  In addition to our established position in the Medicare Supplement business, we are rapidly expanding our Medicare Advantage business. As the market for individual senior health insurance grows, our company is well-positioned to offer the full range of needed products.

“We are particularly eager about the opportunities to market the insured prescription drug program authorized by the Medicare Modernization Act of 2003.  Recently, we announced a strategic alliance with PharmaCare Management Services, Inc. (“PharmaCare”), a wholly owned subsidiary of CVS Corporation (NYSE: CVS) (“CVS”), to offer this product.  We believe that this program has the potential to have a meaningful impact on our business.

Senior Market Health

“Although our Medicare Supplement premium grew by 10% over the second quarter of last year as a result of new sales, reduced reinsurance ceded and rate increases, profits rose only by 5%. In line with recent trends, our Medicare supplement loss ratio increased 200 basis points to 71.8% from 69.8% in the second quarter last year, in part as a result of the increase in the Part B deductibles.  We continue to implement rate increases that, along with expected seasonal reductions in loss ratios, should result in more favorable results through the balance of the year.  In addition, profitability was impacted by the incurral of $0.4 million in direct expenses relating to the implementation of Part D.

“Our senior market sales force continues to perform well.  Even with lower Medicare Supplement sales, overall sales by our independent and career agents, including the sale of Medicare Advantage products, increased by 33% as compared to the second quarter of 2004.

Part D

“During the second quarter of 2005, we continued our efforts to participate in the Medicare Part D prescription drug program.  Our plan sponsors (“PDP’s”) have been conditionally approved by the Center for Medicare and Medicaid Services (“CMS”) and we filed our bids in 32 of 34 regions.   We are expending considerable effort to be ready to market the prescription drug product this fall.  Our marketing program will have several components.  First, we will focus on providing information and then selling our products to our existing policyholder base, principally our 308,000 Medicare Supplement policyholders.  Next, we are educating and mobilizing our career and independent agents to offer our products across the country.  Finally, we are continuing to work closely with PharmaCare and CVS to create appropriate marketing programs in the CVS stores and in conjunction with other CVS initiatives.  We are looking forward to a successful launch of our program.

“We project that we will incur expenses of between $6-7 million in 2005 to be ready for the program, an amount that will vary based upon refined projections of sales through the balance of this year.  During the second quarter of 2005, we expensed $1.0 million, pre-tax, of incremental Part D costs.

Medicare Advantage

“Our Medicare Advantage segment continued its rapid growth in the second quarter.  This segment generated pre-tax income of $7.1 million and earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $7.5 million for the second quarter of 2005 on revenues of $57.9 million (see discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release).  Despite revenue growth of nearly 9%, pre-tax income was only slightly higher than the previous quarter and EBITDA was 6% less.  Loss ratios increased by 140 basis points, for the most part as a result of an expected seasonal reduction in revenue per member.  Further, our expenses in this segment grew faster than revenues, largely as result of the funding of our growth and expansion efforts for the balance of 2005 and 2006.

“Our growth in membership continued in the second quarter.  Since we acquired Heritage in May of 2004, membership in our core markets in southeast Texas has grown by over 38%, bringing the enrollment up to 22,182 and annualized revenues up to $217 million as of June 30, 2005.  In addition, our Medicare Advantage private fee-for-service plans in upstate New York and Pennsylvania continue to gain momentum.  After thirteen months of operation, we have nearly 2,800 members enrolled in this program, resulting in $19.9 million of annualized revenue.  Total Medicare Advantage membership grew 11.5% in the second quarter and 23% since the beginning of the year.

“We are continuing to expand our Medicare Advantage business.  First, we have been able to solidify and enlarge our presence in our core market in southeast Texas.  Since the beginning of the year, we have expanded into contiguous counties, brought on new IPA’s and have written our first significant group program.  Beginning on August 1, 2005, we expanded our service area for our private fee-for-service program to an additional 258 counties in 7 new states covering 2.7 million Medicare eligibles.  Our agency force has embraced this product as a complementary alternative to Medicare Supplement.  In addition, we unveiled a Special Needs program in Oklahoma that covers institutionalized Medicare recipients.  We see much potential in this type of healthcare for the frail elderly in this and in other markets.

Specialty Health

“Our Specialty Health segment continued its steady performance, with solid contributions coming from the continued profitability of our specialty health business in the U.S. and Canada.  Revenues increased 2% to $43.7 million and pre-tax income decreased 6% to $6.8 million compared to the second quarter of 2004.  We are especially pleased with results of Canadian specialty health insurance company which posted solid gains in new business, revenues and profits as compared to last year.

Administrative Services

“CHCS Services, our senior health insurance third-party administrator, also continued its important contribution to the profitability and cash flow of our company.  Revenues for the second quarter of 2005 increased by 5% to $14.7 million, as compared to the second quarter of 2004.  Pre-tax income, however, decreased 9% to $3.0 million, largely as a result of the $0.6 million incurred in this segment relating to the implementation of Part D.  Without the Part D expenses, pre-tax income would have risen by 9.5% and EBITDA would have increased by 8.3%, as compared to the second quarter of 2004 (see discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release).

Life Insurance & Annuities

“Our Life Insurance and Annuity segment improved over the second quarter of 2004.  Revenues increased 12% to $23.4 million and pre-tax income increased 12% to $3.4 million compared to the second quarter of 2004, as a result of an increase in revenues and more favorable mortality.

Balance Sheet Data

“Total assets were $2.1 billion as of June 30, 2005, compared to $2.0 billion at December 31, 2004.  Stockholders’ equity as of June 30, 2005 was $513.5 million, or $8.86 per common share, compared to $419.4 million, or $7.60 per common share, at December 31, 2004.  As of June 30, 2005, excluding the effect of FAS 115 (which includes the net unrealized appreciation of the company’s investment portfolio), stockholders’ equity was $464.6 million and fully diluted book value per common share was $7.86, a 34% increase on an annualized basis since December 31, 2004.  As a result of the recent offering (before the over-allotment exercise), book value per share rose by $.50 per share and our debt to total capitalization (including the trust preferreds) decreased from 31.8% at December 31, 2004 to 27.2% at June 30, 2005 (see discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release).

Investment Portfolio

“Our investment portfolio, now totaling approximately $1.2 billion, remains sound with over 98% of the portfolio invested in debt securities rated investment grade by at least one of the rating agencies.  As of the end of the second quarter, our bonds were worth $73 million more than their book value.  We realized $3.0 million in capital gains during the quarter ended June 30, 2005, compared to $0.2 million in the second quarter of 2004.”

Conference Call

Universal American will host a conference call at 10 am Eastern Time on Wednesday, August 3, 2005 to discuss the second quarter results and other corporate developments.  Interested parties may participate in the call by dialing 706-679-0770.  Please call in 10 minutes before the scheduled time and ask for the Universal American call.  This conference call will also be webcast live over the Internet and can be accessed at Universal American’s website at www.uafc.com.  To listen to the live call, please go to the website at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 60 days.

Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release.  This supplemental financial data can be accessed at www.uafc.com (under the heading “Investor Relations; Financial Reports”).

About Universal American Financial Corp.

Universal American Financial Corp. is a specialty health and life insurance holding company. Through our family of companies, we offer a broad array of health insurance and managed care products and services, primarily to the growing senior population.  Universal American is included in the NASDAQ Financial-100 Index, the Russell 2000 Index and the Russell 3000 Index.  For more information on Universal American, please visit our website at www.uafc.com.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company (including, but not limited to, statements regarding our expectations of Universal American’s operating plans and strategies generally, our introduction of Part D benefits and our ability to institute future rate increases) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(Tables to follow)

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Consolidated Results

Direct and assumed premiums	$259.6	$208.3	$522.0	$408.1

Net premiums and policyholder fees	$204.9	$146.6	$407.2	$282.4
Net investment income	17.3	16.1	34.0	32.2
Other income	4.4	3.6	8.5	6.8
Realized gains	3.0	0.2	4.1	3.8
Total revenue	229.6	166.5	453.8	325.2

Policyholder benefits	146.5	99.6	290.0	194.3
Interest credited to policyholders	4.6	4.3	9.1	8.4
Change in deferred acquisition costs	(17.6)	(14.9)	(33.3)	(31.2)
Amortization of present value of future profits	1.2	0.9	2.9	1.9
Commissions and general expenses, net of allowances	67.2	56.7	132.8	110.7
Total benefits and expenses	201.9	146.6	401.5	284.1

Income before income taxes	27.7	19.9	52.3	41.1

Income taxes, excluding capital gains	(8.9)	(6.8)	(17.2)	(12.9)
Income taxes on capital gains (2)	(0.1)	(0.1)	(0.4)	(1.3)

Total income taxes (1)	(9.0)	(6.9)	(17.6)	(14.2)

Net income	$18.7	$13.0	$34.7	$26.9

Per Share Data (Diluted)
Net income	$0.32	$0.23	$0.60	$0.48

See following page for explanation of footnotes.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Income before Taxes by Segment

Senior Market Health	$8.5	$8.0	$15.3	$16.0
Medicare Advantage(5)	7.1	0.8	14.1	0.8
Specialty Health	6.8	7.3	12.4	13.0
Life Insurance & Annuity	3.4	3.0	7.4	6.3
Administrative Services	3.0	3.3	6.7	6.5

Corporate	(4.1)	(2.7)	(7.7)	(5.3)

Realized gains	3.0	0.2	4.1	3.8

Income before income taxes	$27.7	$19.9	$52.3	$41.1

		June 30, 2005	December 31, 2004
Balance Sheet Data
Total Cash and Investments		$1,466.6	$1,378.3
Total Assets		$2,137.3	$2,017.1
Total Policyholder Related Liabilities		$1,365.1	$1,343.0
Outstanding Bank Debt		$98.4	$101.1
Other Long Term Debt		$75.0	$75.0
Total Stockholders’ Equity		$513.5	$419.4
Book Value per Common Share	$2.92	$8.86	$7.60
Diluted Weighted Average Shares Outstanding-Year to Date		57.6	56.6

Non-GAAP Financial Measures *
Total Stockholders’ Equity (excluding FAS 115) *		$464.6	$378.4
Diluted Book Value per Common Share (excluding FAS 115) * (3)		$7.86	$6.71
Debt to Total Capital Ratio * (4)		27.2%	31.8%

*                              Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under accounting principles generally accepted in the United States (GAAP).

(1)                  The overall effective tax rate for the quarter ended June 30, 2005 was 32.6% and was 34.5% for the same quarter of 2004.  The overall effective tax rate for the six months ended June 30, 2005 was 33.7% and was 34.5% for the same quarter of 2004.  The effective tax rates for 2005 include a $1.0 million release of a tax valuation allowance relating to net capital loss carry forwards.

(2)                  Tax on realized capital gains (losses) and other non-recurring items is based on a 35.0% effective tax rate for all periods.  However, the tax on realized capital gains for 2005 includes a $1.0 million release of a tax valuation allowance relating to net capital loss carry forwards.

(3)                  Diluted book value per common share (excluding FAS 115) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (“FAS 115”), plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(4)                  The Debt to Total Capital Ratio is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding FAS 115) plus Outstanding Bank Debt plus Other Long Term Debt.

(5)                  In connection with the acquisition of Heritage Health Systems, Inc. on May 28, 2004, we added a new segment, Medicare Advantage.  This segment includes the operations of Heritage, as well as the private fee-for-service plans recently introduced in New York and Pennsylvania by our existing insurance subsidiaries.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses certain non-GAAP financial measures to evaluate the company’s performance for the periods presented in this press release.  These measures should not be considered an alternative to measurements required by GAAP.  Because Universal American’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are presented below.

Total Stockholders’ Equity (excluding FAS 115)

	June 30, 2005	December 31, 2004
Total stockholders’ equity	$513.5	$419.4
Less: Accumulated other comprehensive income	(48.9)	(41.0)

Total Stockholders’ Equity (excluding FAS 115)	$464.6	$378.4

Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratios of debt to total capitalization.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

Diluted Book Value per Common Share (excluding FAS 115)

	June 30, 2005	December 31, 2004
Total stockholders’ equity	$513.5	$419.4
Proceeds from assumed exercises of vested options	19.6	15.9
	$533.1	$435.3
Diluted common shares outstanding	61.6	58.8

Diluted Book Value per Common Share	$8.65	$7.41

Total stockholders’ equity (excluding FAS 115)	$464.6	$378.4
Proceeds from assumed exercises of vested options	19.6	15.9
	$484.2	$394.3
Diluted common shares outstanding	61.6	58.8

Diluted Book Value per Common Share (excluding FAS 115)	$7.86	$6.71

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating growth in equity on a per share basis.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

	June 30, 2005	December 31, 2004
Debt to Total Capital Ratio

Outstanding bank debt	$98.4	$101.1
Other long term debt	75.0	75.0
Total outstanding debt	$173.4	$176.1

Total stockholders’ equity	$513.5	$419.4
Outstanding bank debt	98.4	101.1
Other long term debt	75.0	75.0
Total Capital	$686.9	$595.5

Debt to Total Capital Ratio	25.2%	29.6%

Total stockholders’ equity (excluding FAS 115)	$464.6	$378.4
Outstanding bank debt	98.4	101.1
Other long term debt	75.0	75.0
Total Capital	$638.0	$554.5

Debt to Total Capital Ratio	27.2%	31.8%

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating the ratio of debt to total capital.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Return on Equity

Net Income	$18.7	$13.0	$34.7	$26.9

Total stockholders’ equity:
Beginning of period	$431.9	$370.3	$419.4	$345.7
End of period	513.5	356.6	513.5	356.6
Average stockholders’ equity (1)	$454.5	$363.5	$446.4	$351.2

Return on Equity	16.4%	14.3%	15.6%	15.3%

Total stockholders’ equity (excluding FAS 115):
Beginning of period	$399.2	$321.0	$378.4	$306.0
End of period	464.6	336.1	464.6	336.1
Average stockholders’ equity (excluding FAS 115) (1)	$413.7	$328.6	$401.4	$321.1

Return on Equity (excluding FAS 115)	18.1%	15.8%	17.3%	16.8%

(1)   Adjusted to weight the $44.2 million of net proceeds from the equity offering, which closed on June 22, 2005.

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating return on equity.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

Administrative Services Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Administrative Services pre-tax income	$3.0	$3.3	$6.7	$6.5
Depreciation, amortization and interest	0.6	0.6	1.0	1.1
Earnings before interest, taxes, depreciation and amortization	$3.6	$3.9	$7.7	$7.6

In addition to pre-tax income, we also evaluate the results of our Administrative Services segment based on EBITDA.  EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies.  It is also a measure that is included in the fixed charge ratio required by the covenants for our outstanding bank debt.  Accordingly, these groups use EBITDA, along with other measures, to estimate the value of a company and evaluate Universal American’s ability to meet its debt service requirements.  While we consider EBITDA to be an important measure of comparative operating performance, it should not be construed as an alternative to pre-tax income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles).

Medicare Advantage Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Medicare Advantage pre-tax income	$7.1	$0.8	$14.1	$0.8
Depreciation, amortization and interest	0.4	0.3	1.3	0.3
Earnings before interest, taxes, depreciation and amortization	$7.5	$1.1	$15.4	$1.1

* Heritage was acquired on May 28, 2004.  Its results prior to acquisition are not included in our consolidated results.

In addition to pre-tax income, we also evaluate the results of our Medicare Advantage segment based on EBITDA.  EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies.  It is also a measure that is included in the fixed charge ratio required by the covenants for our outstanding bank debt.  Accordingly, these groups use EBITDA, along with other measures, to estimate the value of a company and evaluate Universal American’s ability to meet its debt service requirements.  While we consider EBITDA to be an important measure of comparative operating performance, it should not be construed as an alternative to pre-tax income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles).

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		the Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609